Exhibit 12.1

Horwitz + Armstrong LLP

Attorneys at Law

26475 Rancho Parkway

Lake Forest, California 92630

Telephone (949) 540-6540

Facsimile  (949) 540-6578

December 31, 2015

Great Coin, Inc.

2 Park Plaza, Suite 400

Irvine, CA 92614

Re:       Great Coin, Inc. – Form 1-A Offering Statement

Gentlemen:

We are acting as counsel to Great Coin, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A.  The Offering Statement covers 20,000,000 shares of the Company’s Class B Nonvoting Common Stock (the “GX-Coins”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and Note and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The GX-Coins have been duly authorized by all necessary corporate action of the Company.

2.	When issued and sold by the Company against payment therefor, the GX-Coins will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Horwitz + Armstrong, LLP
HORWITZ + ARMSTRONG, LLP